UNCOMMON INVESTMENT ADVISERS LLC CODE OF ETHICS

I.	INTRODUCTION AND APPLICABILITY

This Code of Ethics (the “Code”) establishes rules of conduct for Uncommon Investment Advisers LLC and its affiliates (the “Firm” or “Uncommon Advisers”) and those associated with the Firm, namely each partner, officer, member/director (or other person occupying a similar status or performing similar functions), and all employees of the Firm, as well as any other person who is subject to the supervision and control of the Firm (together, “Employees”). As an investment adviser, the Firm has a fiduciary duty to its advisory clients (“Clients”) which requires that Uncommon Advisers and its Employees act for the benefit, and in the best interests, of Clients. It is required that Employees not only comply with the specific rules set out below, but also to adhere to these more general fiduciary principles:

•	The interests of Clients should be placed before the interests of any Employee or the Firm;
•	All personal investment transactions should be conducted consistent with the Code and in such a manner as to avoid any actual, potential, or apparent conflict of interest or abuse of an individual’s trust and responsibility; and
•	No Employee should take inappropriate advantage of his or her position or relationship with the Firm.

Uncommon Advisers recognizes that Employees may wish to engage in personal securities transactions which Uncommon Advisers needs to balance with its Clients’ interests. Potential conflicts of interest may arise in connection with the personal trading activities of individuals associated with investment advisory firms. In recognition of its fiduciary obligations to its Clients, desire to maintain high ethical standards and to address real and potential conflicts, Uncommon Advisers has adopted this Code designed to:

(i)	prevent improper personal trading by Employees;
(ii)	prevent improper use of material, non-public information about securities recommendations made by Uncommon Advisers or securities transactions and holdings of Clients;
(iii)	identify conflicts of interest;
(iv)	avoid potential violations of securities laws; and
(v)	provide a means to resolve any actual or potential conflict of interest in favor of the Client. This Code is intended to meet the requirements of Rule 204A-1 of the Investment Advisers Act of 1940 (“Advisers Act”).

While it is impossible to define all situations that might pose such a risk, this Code is designed to address those circumstances where such risks are likely to arise and Employees are encouraged to contact the Chief Compliance Officer (“CCO”) with any questions or concerns.

Adherence to the Code and other restrictions and guidelines set out in this Code such as those relating to personal investing, giving and receiving gifts and entertainment, use of insider

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information/trading, and protections of Client and Firm confidential information is considered a basic condition of employment for all Employees. If there is any doubt as to the propriety of any activity, employees should consult with the CCO or his or her designee, who is charged with the administration of this Code, has general compliance responsibility for Uncommon Advisers and may offer guidance on securities laws and acceptable practices, as the same may change from time to time. The CCO may rely upon the advice of outside legal counsel or outside consultants.

II.	DEFINITONS - APPLICABILITY OF CODE OF ETHICS
A.	Access Person. Access Person means all members/directors, officers, general partners, and partners of Uncommon Advisers (and anyone performing a similar function or in a similar role). In addition, Access Person includes any Employee who:
(1)	Is involved in making securities recommendations for Client accounts; or
(2)	Has access to nonpublic information regarding:
i)	A Client’s purchase, holding or sale of securities, or recommendation to purchase, hold or sell such securities; or
ii)	Information regarding the portfolio holdings of a Client.

Currently, Uncommon Advisers considers all Employees to be Access Persons.

B.	Advisers Act. The Investment Advisers Act of 1940 as amended.
C.	CCO. Chief Compliance Officer and his or her designee.
D.	Client. Any person, including natural persons and legal entities to which the Firm provides investment management services whether or not the Firm receives compensation,
E.	Client Account. A Client Account is any discretionary or non-discretionary account managed by Uncommon Advisers whether or not the account is charged an advisory fee.
F.	Employee. Each partner, officer, member/director (or other person occupying a similar status or performing similar functions), and all employees of the Firm, as well as any other person who is subject to the supervision and control of the Firm.
G.	Firm. Uncommon Investment Advisors LLC and its affiliates.
H.	Personal Account. A securities account in which an Access Person has a Beneficial Interest.
I.	Reportable Security –A Reportable Security is any financial instrument that is known as a security and as defined in detail in Section 202(a)(18) of the Advisers Act, except that it does not include:
(1)	Direct obligations of the Government of the United States;
(2)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;
(3)	Shares issued by money market funds; and
(4)	Shares issued by registered open-end funds that are not advised by Uncommon Advisers or an affiliate and the fund’s adviser or principal underwriter is not controlled or under common control with Uncommon Advisers.
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NOTE: All ETF’s whether organized as open-end management investment companies or as unit investment trusts are considered Reportable Securities and require pre-clearance of transactions.

II.	PERSONAL TRADING ACCOUNTS
A.	Personal Trading Accounts
1)	Personal Accounts of Access Persons (Employee). This Code applies to all personal securities accounts in which an Access Person has a Beneficial Interest (“Personal Account”). In general, an Access Person has a Beneficial Interest in a securities account:
a)	Owned by the person, or in which the person has a financial interest;
b)	Over which the person exercises investment control or discretion;
c)	Maintained by, or for the benefit of, the person's spouse/spousal equivalent (other than a legally separated or divorced spouse of the person), minor children and other family members sharing the same household;
d)	Maintained by, or for the benefit of, any individual who shares the person's household with the person;
e)	Maintained by, or for the benefit of, any person to whom the person provides primary financial support and whose financial affairs the person controls;
f)	Of any trust or other arrangement which names the person as a beneficiary; and
g)	Any partnership, corporation, or other entity of which the person is a director, officer or partner (or equivalent) or in which the person has a 25% or greater beneficial interest, or in which the person owns a controlling interest (i.e., 25% or greater) or exercises effective control.

See Exhibit B-1 Beneficial Ownership for additional detail.

2)	Access Person Serving as Trustee. A personal securities account does not include an account for which a person serves as trustee of a trust and the person does not have investment discretion or control over the trust.
3)	Personal Accounts of Other Access Persons. A Personal Account of an Access Person that is managed by another Access Person is considered to be a Personal Account only of the Access Person who has a Beneficial Ownership in the Personal Account. The account is considered to be a Client account with respect to the Access Person managing the Personal Account.
4)	Solicitors/Consultants. Non-employee solicitors or consultants are not subject to this Code unless the solicitor/consultant, as part of his or her duties on behalf of Uncommon Advisers,

(i) makes or participates in making investment recommendations for Clients, or (ii) obtains information about investments recommended or made for Clients or the investments in a Client account.

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5)	Service Providers. From time to time, Employees may be asked or required to share Client Account information outside of the Firm with service providers that is necessary for the service provider to effectively provide the services. Examples include:
- brokers	- accountants or accounting support service firms
- custodians	- transfer agents
- bankers	- lawyers
6)	Reporting Securities Accounts. As provided in Section IV below, each Access Person will be required to provide a list of all personal securities accounts in which he or she has a Beneficial Interest within 10 days of becoming an Access Person and will asked periodically to confirm that the Access Person’s list of personal securities accounts is accurate. See Exhibit B-3.2 Brokerage Account Report.
7)	No Admission. Any report submitted to comply with the requirements of this Code shall not be construed as an admission by the person making the report that he or she has any direct or indirect Beneficial Ownership in the account or securities to which the report relates.
B.	Restrictions on Personal Investing Activities
1)	General. It is the responsibility of each Access Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code or otherwise prohibited by applicable law. Personal securities transactions for Access Persons may be effected only in accordance with the provisions of this Code and applicable law.
2)	Personal Trading. While an Access Person may trade in the same securities as are traded for Clients, no transaction in such securities may be executed for an Access Person’s account:
a)	Prior to execution of all transactions for Uncommon Advisers discretionary Client accounts;
b)	If the security is or has been considered or recommended for purchase within the past seven days, unless the security is no longer being considered or recommended for purchase; or
c)	Unless the Access Person’s transaction is executed as part of a “bunched” order with Client discretionary accounts, provided that all accounts participating in the transaction receive the same average price and pay the same average commissions; and provided further, that Client accounts are not systematically disadvantaged (e.g., Client orders are not executed because of trading volume limitations – bunching Client orders with Access Persons’ orders exceeds daily trading volume and thus limits the securities available to be purchased or sold by Client accounts).
C.	Pre-clearance of Transactions in Personal Account.
(1)	Pre-clearance. An Access Person must obtain prior written approval of the transaction from the Chief Investment Officer, President or Chief Compliance Officer before engaging in the following transactions in his or her Personal Account:
a)	all transactions in Reportable Securities; and
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b)	investments in Initial Public Offerings or in limited offerings.

Personal securities transactions by the CCO must be approved by the Chief Investment Officer or President.

(2)	Requests for Pre-clearance. Requests for pre-clearance are to be submitted on the Trading Pre-Clearance Approval form attached as Exhibit B-4. The request must provide the following information:
a)	name of the issuer and ticker symbol or CUSIP;
b)	type of transaction (acquisition, disposition, etc.);
c)	name of the broker or dealer;
d)	account name and account number;
e)	whether the security is public, limited offering, or IPO;
f)	quantity/principal amount of securities and approximate value of the transaction; and
g)	and broker.

Any approval given under this paragraph will generally remain in effect for only that day unless otherwise specified in the request and approved.

3	Exceptions from the Pre-clearance Requirement. Transactions in a Personal Account that is a “managed account” do not have to be pre-cleared.

Managed Account. A “managed account’ is an account where investment discretion has been delegated to an independent trustee(s) or third-party investment adviser(s) and the owner does not:

a)	exercise any direct influence or control over the investments or transaction in the managed account(s);
b)	suggest that the trustee or third-party investment adviser make any particular purchases or sales of securities;
c)	direct the trustee or third-party investment adviser to make any particular purchases or sales of securities; or
d)	consult with the trustee or third-party investment adviser as to the particular allocation of investments to be made.

Employees who wish to avail themselves of this exception from the pre-clearance requirements must note the account as a managed account and complete the Exhibit B-3.2 Brokerage Account Report and Exhibit B-3.1 Quarterly Transaction Report.

D.	Reporting Requirements
1)	Reporting Requirements. All Access Persons are required to submit to the CCO (subject to the applicable provision of Section V. below) the following reports:
a)	Initial Holdings Report – Access Persons are required to provide the CCO with an Initial Holdings Report within 10 days of the date the person became an Access Person and annually thereafter that discloses the current holdings of each Reportable Security in which the person has a Beneficial Interest that includes the:
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i.	title and type of Reportable Security;
ii.	ticker symbol or CUSIP number (as applicable);
iii.	number of shares; and
iv.	principal amount of each Reportable Security.
b)	Discloses the name of any broker, dealer or bank with which the Access Person maintains a Personal Account.
c)	The information contained in the Initial Holding Report is current as of a date no more than 45 days prior to the date of submission.
d)	Access Persons should use the Initial and Annual Holdings Report attached as

Exhibit B-2. You may attach brokerage statement(s) to the Report.

(2)	Quarterly Transactions Report –The Quarterly Transactions Report (attached Exhibit B.3.1) must be completed and submitted within thirty (30) days after each calendar quarter-end. The reports must cover all transactions in Reportable Securities in any Personal Account during the relevant quarter.
(3)	Annual Holdings Report – An Annual Holdings Report of all current Reportable Securities holdings that discloses the information in Section IV A.(1) above must be submitted in January of each year as of December 31 of the prior year on Exhibit B-2 Initial and Annual Holdings Report.
(4)	Brokerage Account Report – Access Persons will be asked to confirm quarterly that the Brokerage Account Report is accurate and up to date on Exhibit B-3.2 Brokerage Account Report.
E.	Exception for Managed Accounts from Reporting Requirements

Initial and Annual Holdings Reports and Quarterly Transaction Reports are not required for managed accounts. However, managed accounts are required to be reported on the Brokerage Account Report (Exhibit B-3.2) and noted as such. As noted above, transactions in a managed account do not require pre-clearance.

F.	Oversight of Code of Ethics

The CCO will review Access Persons Quarterly Transaction Reports quarterly. The President will review the Reports submitted by the CCO.

1.	Reporting. Any situation that may involve a conflict of interest or a possible violation of this Code must be promptly reported to the CCO who must report it to the executive management of Uncommon Advisers.
2.	Review of Transactions. Each Access Person's transactions in his or her Personal Accounts may be reviewed on a regular basis and compared to transactions entered into by Uncommon Advisers for Clients. Any transactions believed to be a violation of this Code will be reported promptly to the executive management of Uncommon Advisers.
3.	Sanctions. The executive management of Uncommon Advisers, with advice of outside legal counsel, at its discretion, shall consider reports made to management and upon determining that a violation of this Code has occurred, may impose such sanctions or remedial action management deems appropriate or to the extent required by law (as may be advised by
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outside legal counsel or other advisors). These actions include a letter of warning, suspension, termination of employment and referral for civil or criminal prosecution.

G.	CONFIDENTIALITY

All reports of securities transactions and any other information filed pursuant to this Code shall be treated as confidential to the extent permitted by law.

IV.	Other Restrictions

A.                 Gifts & Entertainment. Business gifts and entertainment received or given in connection with business discussions or the development of business relationships are generally deemed appropriate in the conduct of the Firm’s business, so long as such gifts and entertainment are not lavish or excessive, do not give the appearance of being designed to influence the recipient and are received or given in accordance with the following restrictions:

1.	Receipt of Gifts. Without the written consent of the CCO, no Access Person may accept any gift or other item of more than $100 in value from any person or entity, including Clients, that does business with or on behalf of Uncommon Advisers.

The receipt of cash or cash equivalents (e.g., gift certificates, etc.) is strictly prohibited.

2.	Giving of Gifts.
a)	No Employee may make or give, or offer or promise to make or give, a payment or gift or anything of value (including gifts of nominal value) to any U.S. state, federal or other government employee or official (including any official of a municipal or state pension plan), any non-U.S. government official or employee (including any official or employee of any public international organization or government-owned or controlled business) or any U.S. or non-U.S. political party, official or candidate without first obtaining written approval from the CCO, which approval shall not be granted if such gift or payment may reasonably be considered a violation of, or an inducement to violate, ethical guidelines, local law or U.S. or foreign law, including without limitation the U.S. Foreign Corrupt Practices Act. See Section III.B for additional guidance with respect to the restrictions on making political contributions).
b)	Employees are prohibited from giving or providing any gift, including a personal gift, to any official of a Taft-Hartley Plan (i.e., a type of retirement plan for union employees) or to a local, U.S. or foreign government employee without the prior written approval of the CCO.
c)	Subject to the additional restrictions set forth in Sections III.A.2(a) and (b), no Access Person may give or offer to give any gift of more than $100 in value to any person or entity that does business with or on behalf of Uncommon Advisers without first obtaining written approval from the CCO or the President, which will not be granted if the gift or payment may reasonably be considered a violation of, or an inducement to violate, ethical guidelines, local, foreign or U.S. law.

The giving of cash or cash equivalents (e.g., gift certificates, etc.) is strictly prohibited.

3.	Receipt of Entertainment. You may attend business meals, sporting events and other entertainment events at the expense of the host so long as the expense is reasonable and
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appropriate (e.g., no “adult entertainment”), both you and the host are present, and the events are not excessive in cost (e.g., $250) and/or frequency or that are, or could be perceived as, an improper quid pro quo . Examples of events that may be considered an unreasonable expense would include “marquee events” such as the World Cup, World Series or Super Bowl, premier concerts and vacation trips. Employees should forward by way of e-mail to the attention of the CCO a description of any entertainment that is unusual and not customary to our normal course of business in which the Employee is considering participating. If the estimated cost or value of your portion of such entertainment event is expected to be greater than $250, you must obtain the approval of the CCO prior to attending the event or, if not possible or practical, report the entertainment promptly to the CCO.

The acceptance of tickets to any entertainment event where the host is not present is considered a gift subject to the above gift provisions.

4.	Provision of Entertainment.
a)	Business entertainment provided for any U.S. state, federal or other government employee or official, any non-U.S. government official or employee (including any official or employee of any public international organization or government-owned or controlled business) or any U.S. or non-U.S. political party, official or candidate must be approved by the CCO or the President PRIOR to extending the invitation, even those activities that you might consider incidental, such as a modest meal, local transportation, or of a nominal value. Use Exhibit B-5 Gift and Entertainment Request.
b)	Subject to the additional restrictions set forth in Section III.4(a), Employees must obtain the approval of the CCO or President prior to providing business-related entertainment with a cost or value in excess of $250 per recipient. If the entertainment was not planned and obtaining prior approval is not possible or practical, the entertainment must be reported promptly to the CCO, this exception does not apply to business entertainment provided for any U.S. state, federal or other government employee or official, any non-U.S. government official or employee (including any official or employee of any public international organization or government-owned or controlled business); any U.S. or non-U.S. political party, official or candidate; or to an official of a Taft-Hartley Plan. Use Exhibit B-5 Gift and Entertainment Request.
5.	Gifts and Entertainment Reporting.
a)	All gifts ($100) and entertainment ($250) with a value in excess of the limits, given by you to a person or entity that does business with or on behalf of Uncommon Advisers, or of which you are the recipient from such a person or entity, must be promptly (but in no event later than 5 days following the giving or receipt thereof) reported to the CCO on Exhibit B-5 Gift and Entertainment Approval and Reporting Form; provided that ALL gifts and entertainment approved pursuant to Section III.A.2(a) (government employee gifts) or Section III.A.4(a) (government employee entertainment), and ALL gifts and entertainment regardless of value described in Section III.A.5(b) (Taft- Hartley Plans), must be reported to the CCO.
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b)	Taft-Hartley Plans. Any gifts, entertainment, or any payment of money or anything of value, regardless of the amount or value, made directly or indirectly by you to a labor organization or officer, agent, shop steward, or other representative or employee of any labor organization (including union officials serving in some capacity to a Taft- Hartley Plan) must be reported to the CCO. Following are examples of reportable items:

•               Meals

•               Gifts (e.g., holiday gifts)

•               Travel and lodging costs

•               Bar bills

•               Sporting event tickets

•               Theatre tickets

•               Clothing or equipment

•               Raffle donations

•               Retirement dinners

•               Golf (including charity golf tournaments)

•               Hole sponsorships for golf tournament

•               Advertising at union or Taft-Hartley fund

related functions

•               Sponsorship of union conferences, picnics, other events

•               Donations to union related charities or scholarship funds

•               Conferences attended by union officials, Access Persons, etc.

•               Receptions attended by union officials, Access Persons, etc.

•               Donations for apprenticeship graduation dinners

Use Exhibit B-5 Gift and Entertainment Request.

6.   Exceptions to Gift and Entertainment Limits. Exceptions to the gift and entertainment limits may be made by the CCO. Employees may request exceptions for personal circumstances in which the Employee has a personal relationship with a third party (such as receiving or providing personal gifts as wedding gifts, or gifts for the birth of a child).

B.                  Political Contributions. As a general rule, it is never permissible for an Employee to make or solicit a political contribution for the purpose of influencing the official conduct of an elected official. Uncommon Advisers’ policy with respect to political contributions and compliance with Advisers Act Rule 206(4)-5 (the “Pay-to-Play Rule”) is attached hereto as Exhibit C Political Contributions Policy. Failure to comply with the Pay-to-Play Rule could severely disrupt the investment advisory business of the Firm. Accordingly, the Firm requires all Employees (referred to in Exhibit C as “Covered Persons”) must obtain pre-clearance for all campaign contributions and fundraising activities using the Political Contribution Pre-Clearance Form attached as Exhibit C-1. Further, each prospective new Employee must provide to the CCO, at or prior to hiring, Exhibit C-2 Political Contribution Disclosure Form attached as 2.

C.                  Marketing to Government Entities. Prior to marketing to government entities, the Employee conducting the marketing should consult with the CCO to review the list of all political contributions made by the Firm and certain Employees to determine whether the contributions would prohibit such government entity from becoming a Client. The Employee conducting the marketing should also consult with the CCO regarding whether registration as a lobbyist is

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required. The CCO may consult with outside counsel if there is any question regarding a potential need for the Firm or the Employee to register as a lobbyist.

D.                 Service as a Director and Other Outside Business Activities. No Employee may serve on the board of directors, officer (or equivalent) or employee of any company without prior authorization from the President based upon a determination that the service would not be inconsistent with the interests of Clients. Each Employee must disclose to, and obtain the consent of, the CCO and/or President prior to (1) accepting employment of any type outside of Uncommon Advisers, (2) serving as an director or officer of any business or organization (for profit or not-for-profit), or (3) having a financial interest in another business organization other than a public company. An Employee who engages in such approved activity or business should limit conducting such business or activities from Uncommon Advisers offices and should not otherwise behave in such manner that might imply that such activities are being conducted by or endorsed by Uncommon Advisers. Use Exhibit B-6 - Outside Business Activity Report Request. Employees who are also registered with FINRA in any capacity must report all outside business activities to the FINRA member with which they are registered.

V.	Insider Trading

These procedures are intended to prevent the use of material, nonpublic information by Employees and to prevent, detect and correct any violations of the prohibition on insider trading. Uncommon Advisers strictly prohibits trading while in possession of material, nonpublic information, tipping of nonpublic information, and scalping (short-term trading) by Employee for their Personal Accounts or for Client accounts.

A.	Overview.

Insider trading is based on a simple, well-established principle: if you receive material, nonpublic information about a public company from any source, you are prohibited from sharing, discussing or acting on that information.

Under the Advisers Act, the SEC may sue any person (or any person who controls or supervises such person) who trades on “material, nonpublic information” or who communicates or “tips” such information to others who trade on that information. Trading in the securities of any company while in possession of material, nonpublic information about that company is generally prohibited by the securities laws of the United States and other countries and Firm policy. Under insider trading laws, a person who illegally trades in securities of a company while in possession of material, nonpublic information about that company may be subject to severe sanctions, including civil penalties, fines and imprisonment.

The rules contained in this Code apply to securities trading and information handled by Employees. The law of insider trading is complex and continuously evolving. Questions about the application of insider trading rules should be addressed with the CCO. You must notify the President and the CCO immediately if you have any reason to believe that insider trading has occurred or is about to occur.

B.	Policy on Insider Trading.

No Employee may trade, either personally or on behalf of others (such as Clients), while in possession of material, nonpublic information, nor may an Employee communicate material, nonpublic information to others in violation of the law.

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1.	Who is an Insider?

Corporate insiders who possess material, nonpublic information about a corporation may be required either to disclose that information to the investing public or to refrain from passing such information along to others, trading in or recommending the purchase or sale of the corporation’s securities. Similarly, as a general rule, those to whom corporate insiders “tip” material, nonpublic information must refrain from passing such information along to others, trading in or recommending the corporation’s securities. In addition, under most circumstances, tipping or trading on material, nonpublic information about a tender offer may violate the rules of the SEC. Tipping may include spreading rumors about potential tender offers. For example, personnel may not pass along a rumor regarding a tender offer to those who are likely to trade on the information or further spread the rumor if the rumor emanated, directly or indirectly, from someone connected with the target, the offeror, or their respective officers, directors, partners, employees or persons acting on their behalf, even if such information was inadvertently communicated.

2.	What is Material Information?

The question of whether information is material is not always easily resolved. Generally, the courts have held that a fact is material if there is substantial likelihood that a reasonable investor would consider the information “important” in making an investment decision. As such, material information would include information which would likely affect the market price of any securities, or which would likely be considered important by a reasonable investor in determining whether to buy, sell or hold such securities. Examples of material information may include the following:

•	Significant dividend increases or decreases.
•	Significant earnings information or estimates.
•	Significant changes in earnings information or estimates previously released by a company.
•	Significant expansion or curtailment of operations.
•	Significant increases or declines in orders.
•	Significant merger, acquisition or divestiture proposals or agreements.
•	Significant new products or discoveries.
•	Extraordinary borrowing.
•	Major litigation.
•	Significant liquidity problems.
•	Extraordinary management developments.
•	Purchase or sale of substantial assets.
•	Capital restructuring, such as exchange offers.
•	Block and/or Restricted Securities transactions.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of

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insider trading defendants who capitalized on prepublication information in The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material, nonpublic information” relates not only to issuers but also to Uncommon Advisers’ securities recommendations and Client securities holdings and transactions.

3.	What is Nonpublic Information?

Information is “nonpublic” if it has not been disclosed generally to the investing public. Information is made public if it has been broadly disseminated and made available to the general public by publication in the newspapers or other media or if it has been the subject of a press release addressed to the general investing public. However, information is not necessarily made public merely because such information is communicated through rumors or other unofficial statements in the marketplace.

4.	Identifying Inside Information

Before executing any trade for yourself or others, including Clients, you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

•	Prior to taking any action, report the information and proposed trade immediately to the CCO;
•	Do not purchase or sell the securities on behalf of yourself or others, including Clients;
•	Do not communicate the information inside or outside the Firm, other than to the CCO; and
•	After the CCO has reviewed the issue, the Firm will determine whether the information is material and nonpublic and, if so, what action the Firm will take.

You should consult with the CCO before taking any action or engaging in any transaction which inside information may have been provided. This degree of caution will protect you, our Clients, and the Firm.

As deemed necessary by the CCO, the CCO will use the following reviews and procedures to detect any possible trading on inside information:

•	review of the personal securities statements for all Personal Accounts and any related accounts;
•	review of trading activity in Client accounts; and
•	investigate any circumstances about any possible receipt, trading or other use of inside information.
VI.	Foreign Corrupt Practices Act and other Anti-Corruption Laws

The U.S. Foreign Corrupt Practices Act (the “FCPA”) makes it unlawful for any U.S. company – as well as any of its officers, directors, employees, agents or stockholders acting on its behalf – to, directly or indirectly, make a payment or offer of payment to a “foreign official” for the purpose of influencing that official to assist in obtaining or retaining business for a company, or any advantage. Many non-U.S. countries have adopted similar laws, including the Bribery Act (2010) in the U.K, the Prevention of Corruption Act (1988) in India and anti-corruption

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laws in South Korea and China. It is the policy of Uncommon Advisers to strictly comply with the FCPA and all other applicable laws against bribery and other improper payments.

Please refer to Exhibit D for additional guidance with respect to the obligations of Uncommon Advisers and Employee under anti-corruption laws and the penalties for violations thereof. The CCO will update this guidance as necessary.

VII.	Use of Placement Agents

From time to time, Uncommon Advisers may use placement agents, marketers, consultants, brokers, finders or other intermediaries (collectively, “Placement Agents”) to assist with capital raising activities. The use of such Placement Agents may subject Uncommon Advisers to certain rules or regulations issued by the Securities Exchange Commission (the “SEC”) or other regulatory authority. See Exhibit E Solicitor Procedures. Uncommon Advisers may also be required by prospective Clients to provide certain information about its use of Placement Agents, especially state and local government entity investors (e.g., public pension plans). Furthermore, the SEC’s Pay-to-Play Rule prohibits payment to a third-party for solicitation of a government entity unless the third-party is a “regulated person” – i.e., is registered with the SEC as an investment adviser, broker or dealer or municipal advisor.

Please see Section III B above and Exhibit C for additional guidance with respect to the Pay-to-Play Rule; and Exhibit E for additional guidance with respect to the use of Placement Agents by Uncommon Advisers.

VIII.	Confidential Information
A.	Uncommon Advisers’ Proprietary Information.

Uncommon Advisers provides its Employee with access to its physical resources, electronic media and proprietary information, as well as technology developed or used by Uncommon Advisers. Employees are responsible for the proper use of Uncommon Advisers’ physical resources, electronic media, proprietary information and technology. Accordingly, Employees may not disseminate, sell or otherwise use Uncommon Advisers’ physical resources, electronic media, proprietary information or technology for their personal benefit or for the benefit of a third-party. This restriction continues to apply after employment terminates, regardless of the reason for termination. Uncommon Advisers’ resources and electronic media may be used only for those activities that are directly related to Uncommon Advisers’ business or that has been approved in advance.

Employees should be aware that any product, program, or writing developed or produced by Employees during job time, by using Uncommon Advisers’ facilities, or as a result of performing their job responsibilities, is the property of Uncommon Advisers.

Employees should take appropriate steps to protect all of Uncommon Advisers’ proprietary interests, both while employed by Uncommon Advisers and after employment with Uncommon Advisers. Further, copying any records for any purpose other than a necessary job- related activity is strictly prohibited. No Uncommon Advisers’ records, information, or copies thereof may be retained by an Employee following termination of employment.

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B.	Third-Party Proprietary Information.

Employees are responsible for using the patented, copyrighted, or other proprietary material or information (including software) of a third-party in compliance with applicable provisions of any contract between Uncommon Advisers and the third-party. Uncommon Advisers, as well as Employees, may be held liable for both civil damages and criminal penalties for copyright, trademark, or patent infringement and for any other illegal or improper use of another’s property. Employees should also be aware that other uses of third-party materials or information, such as the duplication of computer software and the downloading of data from information retrieval services (databases), may also require the owner’s permission. Thus, Employees may not use Uncommon Advisers’ technology resources to copy, retrieve, forward or send copyrighted materials unless the Employee has the author's permission. Employees are encouraged to consult their immediate supervisor or the CCO regarding the photocopying, duplication, reproduction, data downloading, or other use of proprietary material or information owned by a third-party.

C.	Client Confidential Information.

The Firm has adopted a Privacy, Information Security & Identity Theft Program to provide and identify administrative, technical and physical safeguards that establish standards for maintaining the security and confidentiality of nonpublic personal information collected from Clients.

Please see Exhibit G for more information regarding the Privacy, Information Security & Identity Theft Program.

IX.	No Retaliation Policy

In order to maintain an effective Compliance Program, Uncommon Advisers relies upon all of its Employees to be cognizant of potential or existing violations of federal securities laws as well as these policies and procedures. An awareness of a violation helps the Firm promptly resolve issues and enhances the integrity of the Firm. Accordingly, Uncommon Advisers provides all Employees with the opportunity to report any concerns or violations to the CCO, in confidence and without any fear of retaliation. The Firm places a strong emphasis on maintaining the confidentiality and anonymity of a person reporting a violation or concern.

To that end, the Firm will not allow disciplinary action to be taken against an Employee for disclosing evidence of wrongdoing to the CCO or other senior manager, or for refusing to engage in conduct that he or she reasonably believes is unlawful or unethical. Uncommon Advisers encourages anyone who encounters evidence of an actual or potential violation of any law, rule or regulation or other wrongdoing or who is asked to engage in conduct that may be unlawful or unethical to notify the CCO or another senior manager promptly.

Employees reporting violations must have reasonable grounds for believing that a violation of federal securities laws or these policies and procedures has occurred, is occurring or may occur.

X.	Miscellaneous

A.                 Sanctions for Violation of Code. Upon discovering that an Employee has not complied with the requirements of this Code, Uncommon Advisers may impose whatever sanctions it

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deems appropriate, including disgorgement of profit, censure, suspension or termination of employment and referral to the appropriate authorities for civil and criminal prosecution.

B.                  Exceptions. The Firm reserves the right to decide, on a case-by-case basis, exceptions to any provisions under this Code. Any exceptions made hereunder, and the reasons therefore, will be maintained in writing by Uncommon Advisers.

C.                  Preservation of Documents. This Code, a copy of each report submitted by an Access Person, any written report made hereunder by Uncommon Advisers or the Compliance Officer and lists of all persons required to make or review reports, shall be preserved in accordance with the Document Retention Plan of Uncommon Advisers.

D.                 Other Laws, Rules and Statements of Policy. Nothing contained in this Code shall be interpreted as relieving any Access Person from acting in accordance with the provision(s) of (1) any applicable law, rule or regulation, (2) any other statement of policy or procedure governing the conduct of such person adopted by the Firm or (3) any contract to which the Access Person is a party.

E.                  Further Information. If any person has any question with regard to the applicability of the provisions of this Code generally or with regard to any securities transaction, he or she should consult the CCO.